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                                                        Exhibit (10)(ii)(A)(xii)

                           CEO/COO COMPENSATION PLANS


GENERAL

         Several years ago the shareholders approved the plans described below (the "Plans"). These Plans were established to reward the Company's Chairman and Chief Executive Officer ("CEO") and President and Chief Operating Officer ("COO") on the basis of the Company's performance. In order for the Company to be able to deduct for tax purposes all amounts payable to the CEO and the COO under the Plans in excess of $1,000,000 (the "Compensation Cap"), the Company's shareholders are required to reapprove the terms of the Plans every fifth year. If the Plans are not reapproved by the shareholders, the Company will lose the tax deduction on such excess amounts that the Company expects to pay these individuals. The terms of both Plans are the same as the One Year Bonus Plan and Three Year Bonus Plan described above under the caption "Executive Bonus Plans" in the Report of the Compensation Committee of the Board of Directors on Executive Compensation, except for the special CEO bonus described below. The only change in these Plans since approved by the shareholders in 1994 is that receipt of a bonus under either of the Plans also will be conditioned upon achievement of a specified revenue goal.

         CEO/COO ANNUAL BONUS PLAN. Under this Plan, the CEO and COO each receive a bonus ("Target Bonus") equal to 40% of their respective base salaries if the Company achieves the revenue goal and the target consolidated pre-tax profit goal for the applicable fiscal year. In the case of the CEO, the target bonus shall also include an additional $230,000 payable in cash or the Company's Class A or Class B Common Shares, at the CEO's election. If the revenue goal is achieved and the Company's performance is above the pre-tax profit goal by a percentage of not more than 10 percent, or below the target profit goal by a percentage of not more than 20 percent, the bonus is increased or decreased by a percentage equal to twice the excess or shortfall. If performance is less than 80 percent of the target profit goal, no bonus is paid; if it is greater than 110 percent of the target profit goal, the bonus remains at 120 percent of the target bonus. The maximum effective bonus percentage is 48%.

         CEO/COO THREE YEAR BONUS PLAN. Under this Plan, the CEO and COO each receive 100% of the Target Bonus described above (without percentage adjustment) for each of the three preceding fiscal years, if the Company achieves its revenue goal and the target consolidated pre-tax goal for this plan as established by the Board for each of the three years. If the profit goals under the CEO/COO Three Year Bonus Plan are met in only two of the three years, the CEO and COO each receive 60% of their respective Target Bonuses for this Plan (without percentage adjustment). If the profit goal is met in only one year, no Three Year Bonus is paid.

         PRESIDENT AND CHIEF OPERATING OFFICER RESTRICTED STOCK PLAN. Under this plan, the President and Chief Operating Officer (COO) was previously granted options for restricted Class A or Class B Common Shares. Given the effect of a stock split, these options vested with respect to 29,000, but not with respect to 26,000 such shares. On January 5, 1998, the Company and the COO agreed to modify the vesting schedule to provide that the 26,000 granted but not yet vested shares will vest upon the COO's retirement, death, permanent disability or termination of employment by the Company. In lieu of any future stock grants provided under the COO's employment agreement, he will receive an annual cash bonus equal to the closing price of Class A Common Shares on March 1st of each year of his employment multiplied by 10,000 shares; provided however, that the multiplier will be reduced to 6,000 shares if the Company has not attained its profit goal for the prior fiscal year. The Company did meet its pre-tax profit goal for FY 2000 and therefore the COO was entitled to receive $167,500 in cash. The COO deferred receipt of the $167,500.

         The profit goals and bonus calculation formulas relating to the Plans are determined by the Compensation Committee of the Company's Board, which may modify these Plans or establish and administer new plans in its discretion without further shareholder approval.